Exhibit 5.2

Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Telephone (+1) 212 903 9000 Facsimile (+1) 212 903 9100

OmnigenicsAI Corp

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

OmnigenicsAI Corp – Warrants	July 18, 2025

Dear Ladies and Gentlemen:

1	We have acted as special New York counsel to OmnigenicsAI Corp (the “Company”), an exempted company incorporated with limited liability in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-4 (File No. 333-284406) (as amended, the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Act”), 6,332,556 ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”) and 17,574,991 warrants entitling the holder to purchase one Ordinary Share (the “Warrants”) to be issued under the Warrant Agreement, dated as of December 6, 2021 (the “SPAC Warrant Agreement”), between APx Acquisition Corp. I (“SPAC”) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and the Assignment, Assumption and Amendment Agreement, to be entered into by the Company, SPAC and Continental (the “Assignment, Assumption and Amendment Agreement” and together with the SPAC Warrant Agreement, the “Warrant Agreement”).

2	This opinion is limited to the laws of the State of New York, and we express no opinion as to the effect of the federal laws of the United States, the laws of any other State of the United States or the laws of any other jurisdiction.

3	We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including the form of Warrant Certificate included as Exhibit B to the Warrant Agreement (the “Warrant Certificate”) and the opinion of Ogier (Cayman) LLP filed with the Commission as Exhibit 5.1 of the Registration Statement on January 22, 2025, regarding, inter alia, the corporate status, power and authorization of the Company and the issuance of certain shares by the Company as contemplated in the Registration Statement. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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4	In rendering the following opinion, we have assumed and relied upon the following, which we have not independently verified:

4.1	We have assumed that (i) prior to the date that any Warrants are issued by the Company, the Company, SPAC and Continental will have entered into the Assignment, Assumption and Amendment Agreement substantially in the form of Exhibit G to the Business Combination Agreement (filed with the Commission on January 22, 2025 as Annex A of the Registration Statement), and the Warrant Certificates, and (ii) the terms of the Warrants and of their issuance and delivery are set out solely in the Warrant Agreement and the Warrant Certificates.

4.2	We have assumed that each of the parties to the Warrant Agreement and the Warrant Certificates has the power to execute and deliver the Warrant Agreement and/or the Warrant Certificates, as applicable, to issue the Warrants, and to perform its obligations under the Warrant Agreement, the Warrant Certificates and the Warrants, and that prior to the issuance of the Warrants, the Warrant Agreement and the Warrant Certificates will be duly and validly authorized, executed and delivered under the laws of the state of New York, the Cayman Islands and the jurisdiction of incorporation of each party thereto, and that the signatures on all documents examined by us are genuine.

5	Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when the Warrants are issued and delivered as contemplated by the Registration Statement, the Business Combination Agreement (as such term is defined in the Registration Statement), and under and in accordance with the Warrant Agreement and the Warrant Certificates, the Warrants will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6	We note that the designation in the Warrant Agreement of the courts of the State of New York or the United States District Court for the Southern District of New York as venues for proceedings relating to the Warrant Agreement. We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action where jurisdiction based on diversity of citizenship under Section 1332 of Title 28 of the United States Code does not exist.

7	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Linklaters LLP

Linklaters LLP